Exhibit 99

IMPORTANT FACTORS AND ASSUMPTIONS
REGARDING FORWARD-LOOKING STATEMENTS

This report contains statements, including information about future financial performance, accompanied by phrases such as “believes,”“estimates,”“expects,”“plans,”“anticipates,”“will,”“intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties which are identified on page 36 of the Company’s 2005 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission, including, but not limited to, the following: Customers’ abilities to maintain their market shares and achieve anticipated growth rates for new products, particularly as they experience pricing pressures and excess capacity issues; Modine’s ability to maintain current programs and compete effectively for new business, including our ability to offset or otherwise address increasing pricing pressures from our competitors and cost-downs from our customers; Modine’s ability to pass increasing costs, particularly raw material costs, on to our customers in a timely manner and increases in production or material costs that cannot be recouped in product pricing; Modine’s ability to consummate and successfully integrate proposed business development opportunities and not disrupt or overtax its resources in accomplishing such tasks; The effect of the weather on market demand, which directly impacts sales; Unanticipated problems with suppliers’ abilities to meet Modine’s demands; Customers’ actual production demand for new products and technologies, including market acceptance of a particular vehicle model or engine; The impact of environmental laws and regulations on Modine’s business and the business of Modine’s customers, including Modine’s ability to take advantage of opportunities to supply alternative new technologies to meet environmental emissions standards; Economic, social and political conditions, changes and challenges in the markets where Modine operates and competes (including currency exchange rates, tariffs, inflation, changes in interest rates, recession, and restrictions associated with importing and exporting and foreign ownership); The cyclical nature of the vehicular industry; Changes in the anticipated sales mix; The market’s narrow association of Modine with a particular industry, such as the automobile industry, which could have an adverse effect on Modine’s stock price; Work stoppages or interference at Modine or Modine’s major customers; Unanticipated product or manufacturing difficulties, including unanticipated warranty claims; Unanticipated delays or modifications initiated by major customers with respect to product applications or requirements; Costs and other effects of unanticipated litigation or claims, and the increasing pressures associated with rising health care and insurance costs and reductions in pension credit. Specifically, this report contains forward looking statements about the upcoming planned spin-off of its Aftermarket Division, the benefits of recent acquisitions and financial outlook. These statements are particularly subject to international economic changes and challenges, particularly in China and Korea; market acceptance and demand for new products and technologies; the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner; and the ability of Modine to close the announced spin-off successfully and with the anticipated results. These statements are also subject to the ability of Modine, its customers and suppliers to achieve projected sales and production levels; and unanticipated product or manufacturing difficulties.

Modine does not assume any obligation to update any of these forward-looking statements.